Exhibit 99.1

SINO-GLOBAL ANNOUNCES STRATEGIC COOPERATION AGREEMENT
WITH COSCO CONTAINER SHIPPING AGENCY

Beijing, July 20, 2011 -- Sino-Global Shipping America, Ltd. (Nasdaq: SINO), a leading, non-state-owned provider of shipping agency services operating primarily in China, today announced that its affiliate, Sino-China, has reached a Strategic Cooperation Agreement (the “Agreement”) with COSCO Container Shipping Agency.

Founded in 1998, COSCO Container Shipping Agency is a fully owned subsidiary of COSCO Container Lines Co., Ltd (COSCON) and has more than 50 offices in coastal cities throughout China including Guangzhou, Dalian, Shanghai, Qingdao, Tianjin, Shenzhen, Xiamen and Ningbo.

“By signing the Agreement, we intend to expand our local agency services through the highly-regarded network of COSCO Container Shipping Agency,” said Mr. Cao Lei, Sino-Global's Chief Executive Officer.  “This relationship with COSCO Container Shipping Agency will not only fulfill our IPO commitment on expanding our footprint throughout China, but also enhance our marketing effort in generating incremental revenues for both companies.”

Mr. Liu Gang, Managing Director of COSCO Container Shipping Agency, commented “The Agreement will integrate resources from both parties and develop our shipping agency business in a cost effective way. We are proud to be associated with Sino-Global and look forward to a long and mutually profitable business relationship.”

About Sino-Global Shipping America, Ltd.

Registered in the United States in 2001 and operating primarily in mainland China, Sino-Global is a leading, non-state-owned provider of high-quality shipping agency services. With local branches in most of China's main ports and contractual arrangements in all those where it does not have branch offices, Sino-Global is able to offer efficient, high-quality shipping agency services to shipping companies entering Chinese ports. With a subsidiary in Perth, Australia, where it has a contractual relationship with a local shipping agency, Sino-Global provides complete shipping agent services to companies involved in trades between Chinese and Australian ports. Sino-Global also operates a subsidiary in Hong Kong, China, to provide comprehensive shipping agent services to vessels going to and from one of the world's busiest ports.

Sino-Global provides ship owners, operators and charters with comprehensive yet customized shipping agency services including intelligence, planning, real-time analysis and on-the-ground implementation and logistics support. Sino-Global has achieved both ISO9001 and UKAS certifications.

Forward Looking Statements
No statement made in this press release should be interpreted as an offer to purchase any security. Such an offer can only be made in accordance with the Securities Act of 1933, as amended, and applicable state securities laws. Any statements contained in this release that relate to future plans, events or performance are forward-looking statements that involve risks and uncertainties as identified in Sino-Global's filings with the Securities and Exchange Commission. Actual results, events or performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as the date hereof. Sino-Global undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.